EXHIBIT 99.1

CONSENT OF ROTHSCHILD INC.

We hereby consent to the use of our opinion letter dated January 28, 2018 addressed to the Board of Directors of KapStone Paper and Packaging Corporation, included as Annex B to the proxy statement/prospectus which forms a part of Amendment No. 3 to the Registration Statement on Form S-4 of Whiskey Holdco, Inc., to be filed on July 18, 2018, relating to (i) the proposed merger of Whiskey Merger Sub, Inc. with and into WestRock Company, with WestRock Company surviving such merger as a wholly owned subsidiary of Whiskey Holdco, Inc. and (ii) the proposed merger of Kola Merger Sub, Inc. with and into KapStone Paper and Packaging Corporation, with KapStone Paper and Packaging Corporation surviving such merger as a wholly owned subsidiary of Whiskey Holdco, Inc., and to the references to such opinion in such proxy statement/prospectus under the captions: “Summary—Opinions of KapStone’s Financial Advisors—Rothschild Inc.,” “Proposal 1: Adoption of the Merger Agreement—Background of the Mergers,” “Proposal 1: Adoption of the Merger Agreement—KapStone’s Reasons for the Mergers; Recommendation of the KapStone Board of Directors” and “Proposal 1: Adoption of the Merger Agreement—Opinions of KapStone’s Financial Advisors—Rothschild Inc.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any further amendments to the Registration Statement.

/s/ ROTHSCHILD INC.
ROTHSCHILD INC.

July 18, 2018